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                                                                       Exhibit 5

                                 April 2, 1997

The Leap Group, Inc.
22 West Hubbard Street
Chicago, Illinois 60614

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have acted as counsel for The Leap Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to 5,004,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), issuable by the Company upon the exercise of options granted under the following stock option plans: The Leap Group, Inc. Employee Incentive Compensation Plan, The Leap Group, Inc. Amended and Restated 1996 Stock Option Plan, The Leap Group, Inc. Non-employee Directors' Stock Option Plan and The Leap Group, Inc. Employee Stock Purchase Plan (collectively, the "Plans").

     In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Amended and Restated Certificate of Incorporation of the Company, (c) the By-laws of the Company, (d) the Plans and (e) resolutions adopted by the Board of Directors of the Company.
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The Leap Group, Inc.
April 2, 1997
Page 2



     In connection with this opinion, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

     Based upon and subject to the foregoing, it is our opinion that the 5,004,000 shares of Common Stock covered by the Registration Statement, when issued and sold by the Company and paid for in accordance with the provisions of the Plans, will be legally issued, fully paid and non-assessable shares of Common Stock.

      Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,



                                       /s/ Katten Muchin & Zavis
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                                       KATTEN MUCHIN & ZAVIS